Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form 20-F of Indivior PLC of our report dated March 9, 2023 relating to the financial statements, which appears in this Registration Statement. We also consent to the reference to us under the heading “Statement by Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Richmond, Virginia
June 5, 2023